Exhibit 4.4

FORM OF ASSIGNMENT, ASSUMPTION AND AMENDMENT TO WARRANT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION and AMENDMENT TO WARRANT AGREEMENT (this “Amendment”) is made and entered into as of [                            ], by and among (i) Lionheart III Corp, a Delaware corporation (the “SPAC”), (ii) SMX Public Limited Company (f/k/a Empatan Public Limited Company), a public limited company incorporated under the laws of Ireland (the “Company”), and (iii) Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Warrant Agreement (as defined below) (and if such term is not defined in the Warrant Agreement, then the Business Combination Agreement (as defined below)).

RECITALS

WHEREAS, SPAC and the Agent are parties to that certain Warrant Agreement, dated as of November 3, 2021 (as amended, including without limitation by this Amendment, the “Warrant Agreement”), pursuant to which the Agent agreed to act as the SPAC’s warrant agent with respect to the issuance, registration, transfer, exchange, redemption and exercise of (i) warrants to purchase SPAC Class A Common Shares underlying the units of the SPAC issued in SPAC’s initial public offering (“IPO”) (the “Public Warrants”), (ii) warrants to purchase SPAC Class A Common Shares underlying the units of SPAC acquired by Lionheart Equities, LLC (the “Sponsor”), in a private placement concurrent with the IPO (the “Sponsor Private Warrants”), (iii) warrants to purchase SPAC Class A Common Shares underlying the units of the Company acquired by Nomura Securities International, Inc., Northland Securities, Inc. and Drexel Hamilton, LLC, in a private placement concurrent with the IPO (the “Underwriter Underlying Warrants” and, the Underwriter Underlying Warrants together with the Sponsor Private Warrants, the “Private Warrants”), (iv) warrants to purchase SPAC Class A Common Shares underlying the units of SPAC issuable to the Sponsor or an affiliate of the Sponsor or certain officers and directors of SPAC upon conversion of up to $1,500,000 of working capital loans (the “Working Capital Warrants”), and (v) all other warrants issued by SPAC after the IPO, in connection with or following the Business Combination (the “Post-IPO Warrants” and together with the Public Warrants, the Private Warrants, and the Working Capital Warrants, the “Warrants”);

WHEREAS, (i) SPAC, (ii) the Company, (iii) Security Matters Limited, an Australian public company with Australian Company Number (ACN) 626 192 998 listed on the Australian Stock Exchange, and (iv) Aryeh Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of the Company, are parties to that certain Business Combination Agreement, dated as of July 26, 2022 (as it may be amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters and subject to the terms and conditions thereof, Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving entity (the “Merger” and together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”), and as a result of which, among other matters, (i) SPAC shall become a wholly-owned subsidiary of the Company, (ii) each issued and outstanding SPAC Class A Common Share immediately prior to the SPAC Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for one (1) validly issued, fully paid and non-assessable Company Ordinary Share (as defined below), and (iii) each issued and outstanding SPAC Class B Common Share immediately prior to the SPAC Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for one (1) validly issued, fully paid and non-assessable Company Ordinary Share all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law;

WHEREAS, upon consummation of the Merger, as contemplated by Section 4.4 of the Warrant Agreement, each of the issued and outstanding Warrants shall remain outstanding and be automatically adjusted, as a result of which the outstanding Warrants will no longer be exercisable for SPAC Class A Common Shares but instead will be exercisable (subject to the terms and conditions of the Warrant Agreement as amended hereby) for the same number of Company Ordinary Shares at the same exercise price per share; and

WHEREAS, all references to “Class A common stock” or “Common Stock” in the Warrant Agreement (including all Exhibits thereto) shall mean ordinary shares, par value $0.0001 per share, of the Company (together with any other securities of the Company or any successor entity issued in consideration of (including as a stock split, dividend or distribution) or in exchange for any of such securities, “Company Ordinary Shares”);

WHEREAS, the board of directors of SPAC has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in the Warrant Agreement); and

WHEREAS, in connection with and pursuant to the Merger, the Warrant Agreement (as amended hereby) shall be assigned to the Company, and the Company shall assume all the liabilities and obligations of SPAC under the Warrant Agreement with the same force and effect as if the Company were initially a party to the Warrant Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Assignment and Assumption; Consent.

(a)    Assignment and Assumption. Pursuant to the Merger, the parties hereby acknowledge the automatic assignment of the Warrant Agreement and the Warrants (each as amended hereby) to the Company as of the SPAC Merger Effective Time and the automatic assumption by the Company of all of SPAC’s liabilities and obligations under the Warrant Agreement and the Warrants (each as amended hereby) arising from and after the SPAC Merger Effective Time with the same force and effect as if the Company were initially a party to the Warrant Agreement.

(b)    Consent. The Agent hereby consents to the assignment of the Warrant Agreement and the Warrants by SPAC to the Company and the assumption by the Company of the SPAC’s obligations under the Warrant Agreement pursuant to Section 1.1 hereof effective as of the SPAC Merger Effective Time, the assumption of the Warrant Agreement and Warrants by the Company from SPAC pursuant to Section 1.1 hereof effective as of the SPAC Merger Effective Time, and to the continuation of the Warrant Agreement and Warrants in full force and effect from and after the SPAC Merger Effective Time, subject at all times to the Warrant Agreement and Warrants (each as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement and this Agreement.

2.    Amendments to Warrant Agreement. The parties hereto hereby agree to the following amendments to the Warrant Agreement:

(a)    Defined Terms. The defined terms in this Amendment, including in the preamble and recitals hereto, and the definitions incorporated by reference from the Business Combination Agreement, are hereby added to the Warrant Agreement as if they were set forth therein.

(b)    Preamble. The preamble of the Warrant Agreement is hereby amended by deleting “Lionheart III Corp, a Delaware corporation” and replacing it with “SMX Public Limited Company, a public limited company incorporated under the laws of Ireland”. As a result thereof, all references to the “Company” in the Warrant Agreement shall be amended such that they refer to the Company rather than SPAC.

(c)    Reference to Company Ordinary Shares. All references to “Class A common stock” or “Common Stock” in the Warrant Agreement (including all Exhibits thereto) shall mean Company Ordinary Shares.

(d)    Notices. Section 9.2 of the Warrant Agreement is hereby amended to delete the address of the Company for notices under the Warrant Agreement and instead add the following address for notices to Company:

If to the Company to: SMX Public Limited Company c/- Afik & Co. 103 Hahasmonaim St. Tel Aviv 6120101, Israel Attention: Haggai Alon, CEO Email: info@securitymattersltd.com	with a copy (which will not constitute notice) to: Afik & Co. 103 Hahasmonaim St. Tel Aviv 6120101, Israel Attention: Doron Afik Email: doron@afiklaw.com

3.    Stamp Duty. A new section 5.7 is hereby inserted into the Warrant Agreement as follows:

“5.7 Stamp Duty. Notwithstanding the provisions prejudice to Section 5.1, Irish Holdco may require, as a condition to the registration of any transfer of a Warrant, evidence from the transferor or intended transferee, which is satisfactory to the Company, that any Irish stamp duty liability arising on such transfer has been duly paid (and any instrument of transfer, as the case may be, has been duly stamped for Irish stamp duty purposes) or that the proposed transfer is otherwise exempt from such duty. The Company, at its absolute discretion, may, or may procure that one of its subsidiaries shall, pay any Irish stamp duty arising on a transfer of Warrants on behalf of the transferee of such Warrants. If stamp duty resulting from the transfer of Warrants in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable by the Company to the transferee of those Warrants and (iii) to the extent permitted by section 1042 of the Companies Act 2014 of Ireland, as amended, and every statutory modification and re-enactment thereof for the time being, claim a first and paramount lien on the Warrants (or Company Ordinary Shares issued upon the exercise of Warrants) on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company’s lien shall extend to all dividends paid on Company Ordinary Shares issued upon the exercise of such Warrants.”

4.    Effectiveness. Notwithstanding anything to the contrary contained herein, this Amendment shall only become effective upon the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

5.    Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Warrant Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Warrant Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Warrant Agreement in the Warrant Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith, shall hereinafter mean the Warrant Agreement as the case may be, as amended by this Amendment (or as such agreement may be further amended or modified in accordance with the terms thereof). The terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Warrant Agreement, as it applies to the amendments to the Warrant Agreement herein, including without limitation Section 9 of the Warrant Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each party hereto has caused this Amendment to Warrant Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

SPAC: LIONHEART III CORP

By:
Name:
Title:

The Company: SMX PUBLIC LIMITED COMPANY

By:
Name:
Title:

Agent: CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Amendment to Warrant Agreement]